Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Registration Statement on Form S-1 of Global Seed Corporation of our report dated April 16, 2019, relating to the audit of the consolidated financial statements of Well Benefit International Limited (the “Company”) as of December 31, 2018 and 2017 and for the years then ended.

For the purpose of the Form S-1, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting and auditing experts.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
December 23, 2019	Certified Public Accountants